Exhibit 16.1

September 10, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:	Numbeer, Inc.

Commission File Number (000-54357)

Commissioners:

We have read Item 4.01 of Form 8-K/A, Amendment No. 2, dated September 10, 2013, of Numbeer, Inc., and are in agreement with the statements contained therein, insofar as they relate to our dismissal and our audits as of May 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the fiscal years then ended and for the period from April 16, 2008 (Inception) through May 31, 2012 and our reviews of interim financial statements.

/s/Li and Company, PC

Li and Company, PC